                                                       EXHIBIT 11


          YANKEE ENERGY SYSTEM, INC. AND SUBSIDIARIES

                 Earnings Per Share Computation

                    For the Years Ended September 30
                    --------------------------------
                    1997           1996           1995
                    ----           ----           ----

                    (Thousands of Dollars, Except Share Data)


Net Income          $16,957        $21,919        $12,358
                    -------        -------        -------


Average Common
Shares
Outstanding         10,451,165     10,435,196     10,332,447
                    ----------     ----------     ----------


Earnings Per
Share               $1.62(b)       $2.10(b)       $1.20(b)
                    --------       --------       -----------


     (a) Exclusive of an $0.08 per share charge resulting from an early redemption premium on the Company's preferred stock.

     (b) Earnings per share information is the same on both a primary and fully diluted basis as Yankee Energy System, Inc. has a simple capital structure.